Exhibit 10.6

AMENDMENT FIVE

to the

MATTEL, INC. PERSONAL INVESTMENT PLAN

THIS AMENDMENT FIVE (this “Amendment”) is executed this 22nd day of June, 2015, by Mattel, Inc., a Delaware corporation (the “Company”).

Statement of Purpose

The Company maintains the Mattel, Inc. Personal Investment Plan (the “Plan”) as amended and restated effective as of January 1, 2013, as amended. The Company desires to amend the Plan to (i) permit eligible Fisher-Price, Inc. employees to receive Company Contributions, and (ii) revise the Company Automatic Contribution and Matching Contribution formulas. In Article XVI of the Plan, the Company has reserved the right to amend the Plan in whole or in part.

NOW, THEREFORE, the Company does hereby declare that the Plan is amended effective as of July 1, 2015, as follows:

1. The first sentence of Section 6.1(a) shall be amended to read as follows in order to cause Fisher Price, Inc. to be included as a Participating Company making Company Contributions to participant accounts and to change the contribution formula:

“In the case of a Participating Company, for each pay period of each Plan Year commencing on and after July 6, 2015 (including Employees of Fisher-Price Inc.), an amount to the Participant’s Company Contributions Account equal to a percentage of the Participant’s Compensation during such pay period according to the Participant’s attained age as of the last day of the preceding month, as follows:

Age as of Last Day of Preceding Month	Percentage of Compensation
Under 40	3%
40 – 44	4%
45 – 49	5%
50 – 54	6%
55+	7%”

2. Section 6.1(c) of the Plan will be deleted in its entirety and replaced with the following Section 6.1(c) and 6.1(d):

“(c) Company Matching Contributions Prior to July 6, 2015. For each pay period of each Plan Year commencing prior to July 6, 2015, an amount to the Participant’s Company Matching Account that is the sum of the amounts in (i) and (ii) below:

(i) A dollar amount equal to 100% of the first 2% of Compensation the Participant elects to contribute to the Plan as Before-Tax, After-Tax and Roth Contributions pursuant to Section 5.1.

(ii) A dollar amount equal to 50% of the next 4% of Compensation the Participant elects to contribute to the Plan as Before-Tax, After-Tax and Roth Contributions pursuant to Section 5.1.

The maximum Company Matching Contribution pursuant to this Section 6.1(c) shall be 4% of the Participant’s Compensation (such Compensation to be determined prior to reduction for contributions pursuant to Section 5.1).

(d) Company Matching Contributions on and after July 6, 2015. For each pay period of each Plan Year commencing on and after July 6, 2015, an amount to the Participant’s Company Matching Account that is the dollar amount equal to 50% of the first 6% of Compensation the Participant elects to contribute to the Plan as Before-Tax, After-Tax and Roth Contributions pursuant to Section 5.1.

The maximum Company Matching Contribution pursuant to this Section 6.1(d) shall be three percent (3%) of the Participant’s Compensation (such Compensation to be determined prior to reduction for contributions pursuant to Section 5.1).”

3. Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on the day and year first above written effective as of July 1, 2015.

MATTEL, INC.

By:	/s/ Alan Kaye
Alan Kaye
Executive Vice President
Chief Human Resources Officer

2